Exhibit 99.1

Contacts

Media	Analysts	Investors
Joe Muehlenkamp	Doug Fischer	Investor Services
314.554.4135	314.554.4859	800.255.2237
jmuehlenkamp@ameren.com	dfischer@ameren.com	invest@ameren.com

For Immediate Release

Ameren Announces Third Quarter 2014 Results

and Narrows 2014 Earnings Guidance

•	Third Quarter Diluted Earnings Per Share from Continuing Operations Were $1.20 in 2014, Compared to $1.25 in 2013, Reflecting Milder Third Quarter 2014 Temperatures

•	Guidance Range for 2014 Diluted EPS from Continuing Operations Narrowed to $2.30 to $2.45

ST. LOUIS (Nov. 6, 2014) — Ameren Corporation (NYSE: AEE) today announced third quarter 2014 net income from continuing operations of $294 million, or $1.20 per diluted share, compared to third quarter 2013 net income from continuing operations of $305 million, or $1.25 per diluted share.

The year-over-year decrease in third quarter 2014 earnings from continuing operations reflected this year’s milder temperatures, which reduced native load electric sales volumes, as well as a higher effective income tax rate. In addition, depreciation and amortization expenses increased from the year-ago quarter. Factors positively affecting the earnings comparison included increased rates, effective Jan. 1, 2014, for Federal Energy Regulatory Commission (FERC)-regulated electric transmission and Illinois natural gas delivery services, as well as decreased interest charges.

“Despite very mild summer weather in the third quarter, we remain on track to deliver solid earnings results in 2014 as we continue to execute our plan very well, which is enhancing value for our customers and our shareholders,” said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “The mild third quarter weather erased much of the weather-related benefits realized earlier in the year. As a result, our guidance range for 2014 earnings from continuing operations has been narrowed to $2.30 to $2.45 per share, from our prior range of $2.30 to $2.50 per share.

“We remain focused on exercising disciplined cost management, as well as successfully executing several key energy infrastructure projects for the benefit of our customers. In Missouri, we are replacing

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the reactor vessel head at our Callaway Nuclear Energy Center during its scheduled refueling and maintenance outage, completing the installation of additional environmental controls at our Labadie Energy Center, and placing into service the largest investor-owned solar facility in the state, all by year-end. In Illinois, our grid modernization plan, including installation of advanced electric and gas meters, and our construction activities for the Illinois Rivers transmission project are proceeding as planned.”

Ameren recorded net income from continuing operations for the nine months ended Sept. 30, 2014, of $541 million, or $2.21 per diluted share, compared to net income from continuing operations for the nine months ended Sept. 30, 2013, of $464 million, or $1.91 per diluted share. This earnings increase reflected the absence in the current year period of 2013 Callaway Nuclear Energy Center refueling and maintenance outage expenses, as well as a 2013 Missouri fuel adjustment clause-related charge. In 2014, a Callaway refueling outage is occurring in the fourth quarter, compared to a second quarter refueling outage in 2013. Other factors contributing to the positive earnings comparison included increased rates, effective Jan. 1, 2014, for FERC-regulated electric transmission and Illinois natural gas delivery services, as well as decreased interest charges. In addition, the benefits of colder winter temperatures, partially offset by milder summer temperatures, drove increased native load electric and natural gas sales volumes. Factors having a negative effect on the earnings comparison included a higher effective income tax rate and increased depreciation and amortization expenses.

Guidance for Earnings from Continuing Operations

Ameren now expects diluted earnings per share to be in a range of $2.30 to $2.45 for 2014, compared to the prior range of $2.30 to $2.50 per share, reflecting the effect of mild third quarter 2014 temperatures. These mild temperatures reduced third quarter 2014 earnings by an estimated nine cents per share compared to normal.

Ameren continues to expect diluted earnings per share to grow at a 7% to 10% compound annual rate from 2013 through 2018. This expected five-year growth is driven primarily by infrastructure investments in FERC-regulated electric transmission and Illinois-regulated electric and natural gas delivery services.

Ameren’s earnings guidance assumes normal temperatures for the fourth quarter of this year and, along with Ameren’s growth expectations, is subject to the effects of, among other things, 30-year U.S. Treasury bond yields; regulatory decisions and legislative actions; energy center and energy delivery operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

NEWS RELEASE

Ameren Missouri Segment Results

Ameren Missouri segment third quarter 2014 earnings were $222 million, compared to third quarter 2013 earnings of $238 million. This earnings decrease reflected this year’s milder temperatures, which reduced native load electric sales volumes, as well as higher other operations and maintenance expenses. The earnings comparison was also negatively affected by higher interest charges and increased depreciation and amortization expenses. A lower effective income tax rate positively affected the comparison.

Ameren Illinois Segment Results

Ameren Illinois segment third quarter 2014 earnings were $75 million, compared to third quarter 2013 earnings of $77 million. This earnings decrease reflected this year’s milder temperatures, which reduced native load electric sales volumes. Factors having a positive effect on the earnings comparison included increased rates, effective Jan. 1, 2014, for FERC-regulated electric transmission and Illinois natural gas delivery services.

Parent Company and Other

The Parent Company and Other loss from continuing operations for the third quarter of 2014 was $3 million, compared to a loss of $10 million for the third quarter of 2013. This reduced loss reflected lower other operations and maintenance expenses, primarily due to the substantial elimination of business and administrative costs previously incurred in support of the divested merchant generation business. Other factors contributing to the reduced loss included decreased interest charges, resulting from the May 2014 maturity of parent company 8.875% senior notes, and increased earnings from Ameren Transmission Company of Illinois, reflecting infrastructure investments made under FERC ratemaking. The earnings effect of these positive factors was partially offset by a higher effective income tax rate.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, Nov. 6, to discuss third quarter 2014 earnings, earnings guidance and growth expectations, and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q3 2014 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. The conference call and this presentation will be accessible in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will be available for replay on Ameren’s website for one year. In addition,

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a telephone playback of the conference call will be available beginning at approximately noon Central Time from Nov. 6 through Nov. 13 by dialing U.S. and Canada 877.660.6853 or international 201.612.7415, and entering ID number 13594250.

About Ameren

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric delivery and transmission service as well as natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,300 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. Follow the company on Twitter @AmerenCorp. For more information, visit Ameren.com.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2013 and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as Ameren Missouri’s July 2014 electric rate case filing; Ameren Illinois’ appeals of the Illinois Commerce Commission’s electric and natural gas rate orders issued in December 2013; Ameren Illinois’ April 2014 annual electric delivery service formula update filing; FERC settlement procedures regarding a potential Ameren Illinois electric transmission rate refund; the complaint case filed with FERC seeking a reduction in the allowed return on common equity under the Midcontinent Independent System Operator tariff; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•

the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA, and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•	the potential extension of the IEIMA after its current sunset provision at the end of 2017, and any changes to the performance-based formula ratemaking process or required financial commitments;

•

the effects of Ameren Illinois’ expected participation, beginning in 2015, in the regulatory framework provided by the state of Illinois’ Natural Gas Consumer, Safety and Reliability Act, which allows for the use of a rider to recover costs of certain natural gas infrastructure investments made between rate cases;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at either the state or federal levels and the implementation of deregulation;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	the effectiveness of Ameren Missouri’s energy efficiency programs and the ability to earn incentive awards under the Missouri Energy Efficiency Investment Act;

•	the timing of increasing capital expenditure and operating expense requirements and our ability to timely recover these costs;

•

the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

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•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claim against an insurer in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with additional nuclear generation at its Callaway Energy Center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•

the impact of current environmental regulations and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

•

the inability of Dynegy Inc. and Illinois Power Holdings, LLC (IPH) to satisfy their indemnity and other obligations to Ameren in connection with the divestiture of New Ameren Energy Resources Generating Company, LLC to IPH;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cyber attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating Revenues:
Electric	$1,523	$1,507	$3,864	$3,823
Gas	147	131	819	693

Total operating revenues	1,670	1,638	4,683	4,516

Operating Expenses:
Fuel	236	222	638	648
Purchased power	112	128	335	400
Gas purchased for resale	49	42	432	344
Other operations and maintenance	404	383	1,236	1,229
Depreciation and amortization	187	175	551	528
Taxes other than income taxes	121	121	362	354

Total operating expenses	1,109	1,071	3,554	3,503

Operating Income	561	567	1,129	1,013

Other Income and Expense:
Miscellaneous income	21	20	60	51
Miscellaneous expense	7	5	20	18

Total other income	14	15	40	33

Interest Charges	85	88	266	289

Income Before Income Taxes	490	494	903	757

Income Taxes	194	187	357	288

Income from Continuing Operations	296	307	546	469

Loss from Discontinued Operations, Net of Taxes	(1)	(3)	(3)	(212)

Net Income	295	304	543	257

Less: Net Income from Continuing Operations Attributable to Noncontrolling Interests	2	2	5	5

Net Income (Loss) Attributable to Ameren Corporation:

Continuing Operations	294	305	541	464

Discontinued Operations	(1)	(3)	(3)	(212)

Net Income Attributable to Ameren Corporation	$293	$302	$538	$252

Earnings (Loss) per Common Share – Basic:
Continuing Operations	$1.21	$1.26	$2.23	$1.92
Discontinued Operations	-	(0.01)	(0.01)	(0.88)

Earnings per Common Share – Basic	$1.21	$1.25	$2.22	$1.04

Earnings (Loss) per Common Share – Diluted:
Continuing Operations	$1.20	$1.25	$2.21	$1.91
Discontinued Operations	-	(0.01)	(0.01)	(0.88)

Earnings per Common Share – Diluted	$1.20	$1.24	$2.20	$1.03

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6
Average Common Shares Outstanding – Diluted	244.3	245.1	244.3	244.4

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	September 30, 2014	December 31, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$13	$30
Accounts receivable - trade (less allowance for doubtful accounts)	467	404
Unbilled revenue	203	304
Miscellaneous accounts and notes receivable	117	196
Materials and supplies	561	526
Current regulatory assets	199	156
Current accumulated deferred income taxes, net	301	106
Other current assets	66	85
Assets of discontinued operations	15	165

Total current assets	1,942	1,972

Property and Plant, Net	16,991	16,205
Investments and Other Assets:
Nuclear decommissioning trust fund	529	494
Goodwill	411	411
Intangible assets	20	22
Regulatory assets	1,259	1,240
Other assets	724	698

Total investments and other assets	2,943	2,865

TOTAL ASSETS	$21,876	$21,042

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$119	$534
Short-term debt	753	368
Accounts and wages payable	466	806
Taxes accrued	161	55
Interest accrued	105	86
Current regulatory liabilities	132	216
Other current liabilities	350	351
Liabilities of discontinued operations	33	45

Total current liabilities	2,119	2,461

Long-term Debt, Net	5,825	5,504
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,845	3,250
Accumulated deferred investment tax credits	59	63
Regulatory liabilities	1,805	1,705
Asset retirement obligations	385	369
Pension and other postretirement benefits	400	466
Other deferred credits and liabilities	522	538

Total deferred credits and other liabilities	7,016	6,391

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,612	5,632
Retained earnings	1,154	907
Accumulated other comprehensive income	6	3

Total Ameren Corporation stockholders’ equity	6,774	6,544
Noncontrolling Interests	142	142

Total equity	6,916	6,686

TOTAL LIABILITIES AND EQUITY	$21,876	$21,042

AMEREN CORPORATION (AEE)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2014	2013

Cash Flows From Operating Activities:
Net income	$543	$257
Loss from discontinued operations, net of taxes	3	212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	526	500
Amortization of nuclear fuel	70	46
Amortization of debt issuance costs and premium/discounts	16	18
Deferred income taxes and investment tax credits, net	370	258
Allowance for equity funds used during construction	(26)	(26)
Stock-based compensation costs	20	19
Other	(9)	14
Changes in assets and liabilities	(305)	(83)

Net cash provided by operating activities - continuing operations	1,208	1,215
Net cash provided by (used in) operating activities - discontinued operations	(5)	99

Net cash provided by operating activities	1,203	1,314

Cash Flows From Investing Activities:
Capital expenditures	(1,310)	(943)
Nuclear fuel expenditures	(28)	(34)
Purchases of securities - nuclear decommissioning trust fund	(365)	(147)
Sales and maturities of securities - nuclear decommissioning trust fund	354	134
Proceeds from note receivable - Illinois Power Marketing Company	79	-
Contributions to note receivable - Illinois Power Marketing Company	(84)	-
Other	3	(1)

Net cash used in investing activities - continuing operations	(1,351)	(991)
Net cash provided by (used in) investing activities - discontinued operations	139	(42)

Net cash used in investing activities	(1,212)	(1,033)

Cash Flows From Financing Activities:
Dividends on common stock	(291)	(291)
Dividends paid to noncontrolling interest holders	(5)	(5)
Short-term debt, net	385	-
Redemptions of long-term debt	(692)	-
Issuances of long-term debt	598	-
Capital issuance costs	(4)	-
Other	1	-

Net cash used in financing activities - continuing operations	(8)	(296)
Net cash used in financing activities - discontinued operations	-	-

Net cash used in financing activities	(8)	(296)

Net change in cash and cash equivalents	(17)	(15)
Cash and cash equivalents at beginning of year	30	209

Cash and cash equivalents at end of period	13	194
Less cash and cash equivalents at end of period - discontinued operations	-	25

Cash and cash equivalents at end of period - continuing operations	$13	$169

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,400	3,579	10,479	10,244
Commercial	3,984	4,060	11,206	11,123
Industrial	2,233	2,290	6,511	6,539
Other	29	28	89	89

Native load subtotal	9,646	9,957	28,285	27,995
Off-system and wholesale	1,895	985	4,786	4,653

Subtotal	11,541	10,942	33,071	32,648

Ameren Illinois
Residential
Power supply and delivery service	1,199	1,230	3,440	4,375
Delivery service only	1,798	1,984	5,631	4,481
Commercial
Power supply and delivery service	649	676	1,933	1,956
Delivery service only	2,589	2,688	7,230	7,121
Industrial
Power supply and delivery service	416	417	1,340	1,273
Delivery service only	2,732	2,727	7,920	8,133
Other	119	130	386	395

Native load subtotal	9,502	9,852	27,880	27,734

Eliminate affiliate sales	(17)	-	(67)	(41)

Ameren Total from Continuing Operations	21,026	20,794	60,884	60,341

Electric Revenues (in millions):
Ameren Missouri
Residential	$436	$459	$1,130	$1,130
Commercial	393	404	956	970
Industrial	152	160	373	387
Other	41	21	100	39

Native load subtotal	1,022	1,044	2,559	2,526
Off-system and wholesale	54	31	137	141

Subtotal	$1,076	$1,075	$2,696	$2,667

Ameren Illinois
Residential
Power supply and delivery service	$130	$123	$353	$413
Delivery service only	91	103	245	211
Commercial
Power supply and delivery service	65	60	180	168
Delivery service only	55	63	143	143
Industrial
Power supply and delivery service	19	17	71	53
Delivery service only	11	11	31	34
Other	74	55	139	138

Native load subtotal	445	432	1,162	1,160

Eliminate affiliate revenues and other	2	-	6	(4)

Ameren Total from Continuing Operations	$1,523	$1,507	$3,864	$3,823

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Electric Generation - megawatthours (in millions):
Ameren Missouri	11.7	11.1	33.7	32.6

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.951	1.933	1.919	1.856

Gas Sales - decatherms (in thousands):
Ameren Missouri	2,257	2,292	13,550	13,368
Ameren Illinois	23,823	24,100	130,131	119,496

Ameren Total	26,080	26,392	143,681	132,864

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$222	$238	$395	$362
Ameren Illinois	75	77	156	139
Other	(3)	(10)	(10)	(37)

Ameren Total	$294	$305	$541	$464

		September 30, 2014		December 31, 2013
Common Stock:
Shares outstanding (in millions)		242.6		242.6
Book value per share		$27.92		$26.97
Capitalization Ratios:
Common equity		49.8%		50.1%
Preferred stock		1.0%		1.1%
Debt, net of cash		49.2%		48.8%